EXHIBIT 99.1

Spark Networks® to Reorganize in the United States

- Scheme of Arrangement Receives U.K. High Court Approval -

BEVERLY HILLS, Calif., July 6, 2007 — Spark Networks plc (AMEX:LOV), a leading provider of online personals services, announced that today the High Court of Justice in England and Wales has approved the Scheme of Arrangement under U.K. law through which Spark Networks plc will become a subsidiary of Spark Networks, Inc., a Delaware corporation.

It is anticipated that the effective date of the reorganization will be July 9, 2007. On the effective date, the U.K. Company’s shares - including Global Depositary Shares (GDSs), which currently trade on the Frankfurt Stock Exchange, American Depositary Shares (ADSs), which currently trade on the American Stock Exchange, and ordinary shares - will be cancelled and GDS holders, ADS holders and ordinary shareholders will each receive one share of common stock of Spark Networks, Inc. for each depositary share or ordinary share that they currently own.

Also, on the effective date, shares of common stock in Spark Networks, Inc. will be listed for trading on the American Stock Exchange under the ticker symbol “LOV” (the current ticker symbol for Spark Networks plc) and the ADSs will cease trading on the American Stock Exchange. The quotation and admission for trading of the GDSs on the Frankfurt Stock Exchange are expected to expire within 48 hours after the effective date.

About Spark Networks plc:

Spark Networks plc’s American Depository Shares trade on the American Stock Exchange under the symbol “LOV,” and its Global Depositary Shares trade on the Frankfurt Stock Exchange under the symbol “MHJG.” The Spark Networks portfolio of consumer websites includes, among others, JDate®.com (www.jdate.com), AmericanSingles®.com (www.americansingles.com), BlackSingles.com® (www.blacksingles.com), and ChristianMingle®.com (www.christianmingle.com).

Safe Harbor Statement:

This press release contains forward-looking statements. Any statements in this news release that are not statements of historical fact may be considered to be forward-looking statements. Written words, such as “may,” “intends,” “seek,” and “will,” or variations of these or similar words, identify forward-looking statements. By their nature, forward looking statements and forecasts involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the near future. There are a number of factors that could cause actual results and developments to differ materially, including, but not limited to, the Company’s inability to satisfy any conditions related to implementing the Scheme and unanticipated delays related to effectuating the Scheme of Arrangement;. For a discussion of these and further risks and uncertainties, please see our filings with the Securities and Exchange Commission. We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C., 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our public filings with the SEC also are available from commercial document retrieval services and at the website maintained by the SEC at http://www.sec.gov.

Contacts:

Investors:	Mark Thompson
+ 1 323 836 3000 ext. 4015
mthompson@spark.net

Media:	Gail Laguna
+ 1 323 836 3000 ext. 4402
glaguna@spark.net